Exhibit 99.1

Contact:	Arturo Rodriguez
Atari, Inc.
212-726-4234
arturo.rodriguez@atari.com
Atari, Inc. Receives Staff Determination Letter from Nasdaq
—Common Stock Subject to Delisting—
—Atari, Inc. Intends to Initiate Appeal Process—
     NEW YORK – March 26, 2008 – Atari, Inc. (Nasdaq: ATAR), an interactive entertainment company, announced today that on March 24, 2008 it received a Staff Determination Letter from the Nasdaq Listing Qualifications Department stating that Atari, Inc. has not gained compliance with the requirements of Nasdaq Marketplace Rule 4450(b)(3), and that its securities are therefore subject to delisting from The Nasdaq Global Market.
     As previously announced, on December 21, 2007, the Nasdaq Listing Qualifications Department notified Atari, Inc. that, pursuant to Nasdaq Marketplace Rule 4450(e)(1), unless the market value of Atari, Inc.’s publicly held shares (which is calculated by reference to Atari, Inc.’s total shares outstanding, less any shares held by officers, directors or beneficial owners of 10% or more) maintains an aggregate market value of $15.0 million or more for a minimum of 10 consecutive business days prior to March 20, 2008, Atari, Inc.’s securities would be subject to delisting. The value of Atari, Inc.’s publicly held shares did not reach that level within the required period. Atari, Inc. intends to request a hearing before a Nasdaq Listing Qualifications Panel in order to appeal the Nasdaq Staff’s determination in light of, among other things, the pending proposal by Infogrames Entertainment SA (IESA) to acquire all of the outstanding shares of common stock not held by IESA. The hearing request will stay the delisting and, as a result, Atari, Inc.’s securities will remain listed on The Nasdaq Global Market until the Panel issues its decision following the hearing. There can be no assurance that the Panel will grant Atari, Inc.’s request for continued listing on The Nasdaq Global Market.
About Atari, Inc.
New York-based Atari, Inc. (Nasdaq: ATAR) publishes and distributes interactive entertainment software in the U.S. The Company’s 1,000+ published titles distributed by the Company include hard-core, genre- defining franchises such as Test Drive(R); and mass-market and children’s franchises such Dragon Ball Z(R). Atari, Inc. is a majority-owned subsidiary of France-based Infogrames Entertainment SA (Euronext — ISIN: FR-0000052573), an interactive games publisher in Europe. For more information, visit http://www.atari.com.
Safe Harbor Statement
With the exception of the historical information contained in this release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause actual occurrences to differ materially from those anticipated. These statements are based on management’s current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements.
The Company undertakes no duty to update any forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.